Exhibit 16.1

November 24, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 24, 2014 of Paratek Pharmaceuticals, Inc. We have no basis to agree or disagree with statements of the registrant contained therein.

Please refer to our previous letter that addressed Paratek Pharmaceuticals, Inc.’s disclosures in the initial filing announcing the change in Certifying Accountant included as Exhibit 16.1 of the Form 8-K dated November 14, 2014.

Very truly yours,

/s/ Ernst & Young LLP